KENNETH I.DENOS, P.C.
                             11585 SOUTH STATE #102
                               DRAPER, UTAH 84020

                                 (801) 619-1195
                                FAX:(801)816-2599
                               KDENOS@DENOSLAW.COM

September 16, 2004


Board of Directors
Cancer Therapeutics, Inc.
210 w. Hansell St.
Thomasville, GA 31792

Re: Opinion and Consent of Counsel with respect to Registration Statement on Form SB-2

TO WHOM IT MAY CONCERN:

You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and public distribution of certain securities of the Company pursuant to the filing of a registration statement on Form SB-2 with the Securities and Exchange Commission.

The proposed offering and public distribution relates to 4,097,688 shares of Common Stock, $.001 par value to be offered and sold to the public at a price of $.10 per share. It is our opinion that the shares of Common Stock will, when issued in accordance with the terms and conditions set forth in the registration statement, be duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company in accordance with the corporation laws of the State of Delaware.

We hereby consent to be named as counsel for the Company in the registration statement and prospectus included therein.


                                            Sincerely yours,

                                            KENNETH I. DENOS, P.C.

                                            /s/ Kenneth I. Denos
                                            Kenneth I. Denos

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